Exhibit 99

April 18, 2003

For Immediate Release:

Contact:

Tara Y. Harrison, Vice President and CFO  or

William E. Doyle, Jr., President and CEO

(434) 970-1100

Guaranty Financial Corporation Reports Net Income of $979,000 for the First Quarter of 2003 and Announces Redemption of the Guaranty Capital Trust Preferred Securities

Charlottesville, Va. – April 17, 2003—Guaranty Financial Corporation (NASDAQ:GSLC), a bank holding company operating primarily through its wholly owned subsidiary, Guaranty Bank, today reported net income of $979,000 ($.49 per diluted share) for the quarter ended March 31, 2003, of which $425,000 constitutes recurring net income.  This compares favorably to net income of the first quarter of 2002, which was $406,000, or $.21 per diluted share.  The Company recorded non-recurring income, net of income tax, during the first quarter of 2003 in the amount of $554,000.  Non-recurring income was predominantly generated through the sale of the Company’s Harrisonburg branch which resulted in a pre-tax gain of $986,000.  This gain was offset by the loss incurred in connection with closing another branch, generating a pre-tax loss of $37,000.  Also during the first quarter of 2003, the Company’s Board of Directors approved full redemption of Guaranty Capital Trust’s preferred securities on or after April 29, 2003 at a redemption price of $25 per share.  As a result of the decision to call the securities, the Company recognized an additional $110,000 in unamortized expenses associated with the initial sale of the securities; the remaining balance of unamortized expenses ($80,000) will be recognized during the second quarter of 2003.  The Company recognized no non-recurring income during the first quarter of 2002.

“We are extremely pleased to commence 2003 with such a strong first quarter,” commented William E. Doyle, Jr., President and Chief Executive Officer.  “Exiting Harrisonburg profitably, coupled with significant mortgage banking-related revenues and smart expense control, boosted our record earnings for the period. We are very excited about the reception given our newest branch in Lovingston, which has already attracted many new customers seeking high quality service from local bankers.  Low cost deposits are growing and our improved deposit mix is resulting in a solid net interest margin.  While loan delinquencies are improved substantially since year-end, an increase in non-performing loans, concentrated in a small number of secured relationships, is being managed proactively.  Initiatives completed over the past two years to strengthen and reposition Guaranty are producing positive results for our shareholders.”

Net interest income for the quarter ended March 31, 2003, was $2.0 million, a 2.2% decrease from $2.1 million reported for the same period in the prior year. The net interest margin for the quarter ended March 31, 2003, was 4.54%, a seven basis point decrease from 4.61% in the prior year. Average loans outstanding during the most recent quarter were $160.8 million compared with $169.1 million for the prior year, and the average yield earned on loans decreased from 7.71% to 6.43% for the same period.  The intended decline in interest bearing deposit balances continues to have a positive impact on the Company’s net interest margin.  The average cost of deposits for the first quarter of 2003 fell 156 basis points to 1.33%, compared to 2.89% a year ago.

The provision for loan loss for the current quarter was $30,000, compared to $25,000 for the same period of the previous year.  The Company’s allowance for loan losses currently equals 1.43% of the loan portfolio.  There were no loan charge-offs during the first quarter of 2003.  At March 31, 2003, the Company had $92,000 of loans that were 90 days or more past due and still accruing interest, compared to $338,000 at March 31, 2002.  Loans totaling $4.4 million were considered to be non-accrual as of March 31, 2003, compared to $187,000 as of March 31, 2002.  The increase in the non-accrual balance represents a small number of loans which are all in various stages of workout.  The Company has reduced its other real estate owned holdings to $210,000 as of March 31, 2003 from $379,000 at December 31, 2002.

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Fee income generated from deposit accounts for the three months ended March 31, 2003, decreased 8.7% to $167,000 from $183,000 for the same period a year ago.  Mortgage banking income increased to $318,000 for the current quarter from $314,000 during the same period last year.  Non-interest income also includes $54,000 of increase in the cash surrender value of bank owned life insurance, which compares favorably to the $23,000 increase which was realized during the first quarter of 2002.

Operating expenses decreased quarter over quarter by $34,000, to $2.1 million for the first quarter of 2003.  Personnel costs incurred in the first quarter of 2003 were lower than the amount incurred in the first quarter of 2002 by $41,000, and FDIC insurance premiums have declined by $18,000.  Offsetting these savings are increases in occupancy expenses and marketing expenses, which increased slightly over the same periods, by $5,000 and $16,000, respectively.

Total assets decreased 12.9% to $189.7 million at March 31, 2003, from $217.8 million at March 31, 2002, which is the result of the sale of the Harrisonburg branch and the restructuring of the investment portfolio.  The Company’s investment portfolio totaled $23.3 million as of March 31, 2002, compared to $3.4 million as of March 31, 2003.  Restructuring of the investment portfolio through the sale of corporate bonds has improved liquidity and resulted in small gains.  From March 31, 2002 to March 31, 2003, net loans outstanding decreased 4.3% from $163.6 million to $156.6 million, primarily due to the sale of loans associated with the Harrisonburg branch.

Total deposits decreased 12.8% to $162.9 million at March 31, 2003, from $186.8 million at the same date a year ago reflecting a substantial reduction in certificates of deposit as the Company continues to decrease its reliance on higher cost sources of funds.  The Company had no borrowings from the Federal Home Loan Bank as of March 31, 2003, compared to $7.0 million of borrowings at March 31, 2002.

The Company opened a new branch in Lovingston, Virginia on March 15, 2003 and closed on the sale of its Harrisonburg branch to FNB Southeast on January 24, 2003.

Certain information contained in this discussion may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are generally identified by phrases such as "the Company expects," "the Company believes" or words of similar import.  Such forward-looking statements involve known and unknown risks including, but not limited to, changes in general economic and business conditions, interest rate fluctuations, competition within and from outside the banking industry, new products and services in the banking industry, risks inherent in making loans such as repayment risks and fluctuating collateral values, changing trends in customer profiles and changes in laws and regulations applicable to the Company.  Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward- looking statements.  For more details on factors that could affect expectations, see the Company’s Annual Report on 10-KSB for the year ended December 31, 2002, as filed with the Securities and Exchange Commission.

Guaranty Financial Corporation is the holding company of Guaranty Bank, hich operates seven full-service banking offices in Charlottesville, Lovingston and Fluvanna County.  Guaranty Bank’s internet address is www.guarantybankva.com.  At March 31, 2003, Guaranty Financial Corporation had total assets of $189.7 million and total deposits of $162.9 million.  Equity capital of $19.5 million represents 10.3% of total assets.  Estimated total regulatory capital for the holding company at March 31, 2003 was 17.85% of total risk weighted assets.  At March 31, 2003, the holding company’s Tier 1 risk based capital ratio was estimated at 16.39% and its leverage ratio was estimated at 13.28%.  Book value per share was $9.86 at March 31, 2003.

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Guaranty Financial Corporation

Financial Highlights

($ In Thousands, except per share data)

Balance Sheet Data:
	March 31,
	2003	2002
Total Assets	$ 189,680	$ 217,798
Investments	3,436	23,273
Loans Receivable, net	156,598	163,584
Deposits	162,854	186,798
FHLB Advances	-	7,000
Stockholders' Equity	19,507	16,352

Average Balance Sheet Data:
	Three Months Ended
	March 31,
	2003	2002
Total Assets	$ 190,573	$ 219,450
Investments	4,652	24,052
Loans Receivable, net	160,768	169,065
Deposits	139,765	190,726
FHLB Advances	13,000	4,467
Stockholders' Equity	19,294	16,407

Asset Quality Data:
	March 31,
	2003	2002
Real Estate Owned	$ 210	$ 327
Non-accrual Loans	4,363	187
Total Non-performing Assets	$ 4,573	$ 514

Allowance for Loan Losses	$ 2,277	$ 2,537
% of Total Loans	1.43%	1.53%

Net Charge-offs Quarter to Date	$ -	$ -

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Guaranty Financial Corporation
Regulatory Capital at March 31, 2003
	Actual	Required	Excess
	%	%	%
Leverage Ratio	13.28%	4.00%	9.28%

Tier 1 Risk Based Capital	16.39%	4.00%	12.39%

Total Risk Based Capital	17.85%	8.00%	9.85%

Guaranty Bank
Regulatory Capital at March 31, 2003
	Actual	Required	Excess
	%	%	%
Leverage Ratio	13.31%	4.00%	9.31%

Tier 1 Risk Based Capital	16.25%	4.00%	12.25%

Total Risk Based Capital	17.72%	8.00%	9.72%

Selected Operating Data:
	Three Months Ended
	March 31,
	2003	2002
Net Interest Income	$ 2,043	$ 2,084
Loan Loss Provision	30	25
Fee and Other Income	340	324
Mortgage Banking Income	318	314
Non-interest Expense	2,055	2,094
Provision for Income Taxes	191	197
Net Recurring Income	425	406
Non-recurring Income, net of tax	554	-
Net Income	979	406
Basic Earnings Per Share	0.50	0.21
Diluted Earnings Per Share	0.49	0.21

Contact: Tara Y. Harrison, Vice President and CFO  (434) 970-1168

                            or

                William E. Doyle, Jr., President and CEO (434) 970-1100

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